Exhibit 99.1

ClearPoint Neuro Reports First Quarter 2025 Results

Record Revenue Highlighted by 70% Growth in Single-Use Navigation and Therapy Products

SOLANA BEACH, CA, May 13, 2025 – ClearPoint Neuro, Inc. (Nasdaq: CLPT) (the “Company”), a global device, cell, and gene therapy-enabling company offering precise navigation to the brain and spine, today announced financial results for its first quarter ended March 31, 2025.

First Quarter Highlights

•
Reported record quarterly revenue of $8.5 million, an 11% year-over-year increase compared with the first quarter of 2024;
•
Grew total consumable product revenue by $2.6 million year-over-year, or 104%, including biologics and drug delivery cannulas, SmartFrame® Family Navigation devices, and ClearPoint PRISM® Laser Therapy Applicators;
•
Received FDA Clearance for the ClearPoint 3.0 Software which includes both operating room navigation capability and enhanced laser therapy features. This software is now in Full Market Release and is contributing to meaningful revenue and case volume growth; and
•
Reported cash and cash equivalents totaling $12.4 million as of March 31, 2025 (balance does not include credit facility proceeds).

“Our 2025 fiscal year is off to a strong start as we enter the Fast Forward phase of the company, starting with a record revenue quarter and fueled by multiple new product launches that are delivering on our promise of fast, simple and predictable procedures,” commented Joe Burnett, President and CEO at ClearPoint Neuro. “The foundational investments that we have made over the past few years to grow our global biopharma partnerships, expand navigation into the operating room, and enter the laser therapy market are now paying off and are underlined by 104% growth in these single-use devices. It is especially exciting to see all three of these product lines contributing meaningfully to this growth.”

“In addition, despite recent volatility in the capital markets, we have now secured a long-term credit facility and an equity investment that gives us flexibility on our balance sheet to ensure we can achieve ClearPoint Neuro's strategic objectives. We are excited to see the confidence that Oberland Capital has in our future, as both a lender and a shareholder, and we look forward to this new partnership.”

Business Outlook

The Company reaffirms its full year 2025 revenue outlook between $36.0 million and $41.0 million.

Financial Results – Quarter Ended March 31, 2025

Total revenue was $8.5 million and $7.6 million for the three months ended March 31, 2025 and 2024, respectively, representing an increase of 11%.

Biologics and drug delivery revenue, which includes sales of disposable products and services related to customer-sponsored preclinical and clinical trials utilizing our products, increased 9% to $4.7 million for the three months ended March 31, 2025, from $4.3 million for the same period in 2024. This increase is attributable to a year-over-year increase of $1.2 million, or 222%, in product revenue resulting from higher demand for disposables as multiple partners progress in their trials, partially offset by a $0.8 million decrease in service and other revenue, due to less work performed in preclinical trials and consulting during the three months ended March 31, 2025, compared to the same period in 2024.

Neurosurgery navigation and therapy revenue, which primarily consists of disposable product commercial sales related to cases utilizing the ClearPoint system, increased 70% to $3.3 million during the three months ended March 31, 2025, from $1.9 million for the same period in 2024. The increase is driven by higher sales for new product offerings as well as an increased customer base, during the three months ended March 31, 2025, compared to the same period in 2024.

Capital equipment and software revenue, consisting of sales of ClearPoint reusable hardware and software and related services, decreased 63% to $0.5 million for the three months ended March 31, 2025, from $1.4 million for the same period in 2024, due to a decrease in the placements of ClearPoint navigation capital equipment and software and Prism laser units, primarily driven by installation timing.

The Company achieved a gross margin of 60% on its sales for three months ended March 31, 2025, compared to a gross margin of 59% for the same period in 2024. The increase in gross margin was primarily due to lower excess and obsolete inventory for the three months ended March 31, 2025, as compared to the same period in 2024.

Operating expenses were $11.3 million for the three months ended March 31, 2025, compared with $8.7 million for same period in 2024, an increase of 29%. The increase was mainly driven by higher personnel-related expenses, including share-based compensation, as we increased headcount to fuel the expansion of the research and development, clinical, and support organizations, higher product development costs, an increase in the allowance for credit losses, and higher professional and regulatory fees.

At March 31, 2025, the Company had cash and cash equivalents totaling $12.4 million as compared to $20.1 million at December 31, 2024, with the decrease resulting from the use of $6.2 million in cash for operating activities, primarily driven by the payment of the employee annual incentive and $1.3 million for tax payments made related to the net share settlement of equity awards. The net share settlement of equity awards upon vesting results in the Company withholding from the shares issuable at vest a number of shares having a value equal to the employees' tax obligations and remitting a cash payment to the appropriate taxing authority.

Teleconference Information

Investors and analysts are invited to listen to a live broadcast review of the Company's 2025 first quarter results on Tuesday, May 13, 2025 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) which may be accessed online here:

https://event.choruscall.com/mediaframe/webcast.html?webcastid=ZS0iBbgx. Investors and analysts who would like to participate in the conference call via telephone may do so at (877) 407-9034, or at (201) 493-6737 if calling from outside the U.S. or Canada.

For those who cannot access the live broadcast, a replay will be available shortly after the completion of the call until June 12, 2025, by calling (877) 660-6853 or (201) 612-7415 if calling from outside the U.S. or Canada, and then entering conference I.D. number 413671. An online archive of the broadcast will be available on the Company's Investor website at https://ir.clearpointneuro.com/.

About ClearPoint Neuro

ClearPoint Neuro is a device, cell, and gene therapy-enabling company offering precise navigation to the brain and spine. The Company uniquely provides both established clinical products as well as preclinical development services for controlled drug and device delivery. The Company’s flagship product, the ClearPoint Neuro Navigation System, has FDA clearance and is CE-marked. ClearPoint Neuro is engaged with healthcare and research centers in North America, Europe, Asia, and South America. The Company is also partnered with the most innovative pharmaceutical/biotech companies, academic centers, and contract research organizations, providing solutions for direct central nervous system delivery of therapeutics in preclinical studies and clinical trials worldwide. To date, thousands of procedures have been performed and supported by the Company’s field-based clinical specialist team, which offers support and services to our customers and partners worldwide. For more information, please visit www.clearpointneuro.com.

Forward-Looking Statements

Statements in this press release and in the teleconference referenced above concerning the Company’s plans, growth and strategies may include forward-looking statements within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, the size of total addressable markets or the market opportunity for the Company’s products and services, the Company’s expectation for revenues, operating expenses, the adequacy of cash and cash equivalent balances to support operations and meet future obligations, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are based on management’s current expectations and are subject to the risks inherent in the business, which may cause the Company's actual results to differ materially from those expressed in or implied by forward-looking statements. Particular uncertainties and risks include those relating to: macroeconomic and inflationary conditions; regulatory and policy uncertainty; the introduction of or changes in tariffs, sanctions, or trade barriers; changes in monetary policy; geopolitical trends, such as protectionism and economic nationalism; future revenue from sales of the Company’s products and services; the Company’s ability to market, commercialize and achieve broader market acceptance for new products and services offered by the Company; the ability of our biologics and drug delivery partners to achieve commercial success, including their use of the Company’s products and services in their delivery of therapies; the Company’s ability to maintain its current relationships with biologics and drug delivery partners or enter into new relationships with such partners; the Company’s expectations, projections and estimates regarding expenses, future revenue, capital requirements, and the availability of and the need for additional financing; the Company’s ability to obtain additional funding to support its research and development programs; the ability of the Company to manage the growth of its business; the Company’s ability to attract and retain its key employees; and risks inherent in the research, development, and regulatory approval of the Company’s new products and the new products of its biologics and drug delivery partners. More detailed information on these and additional factors that could affect the Company’s actual results are described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended

December 31, 2024, which has been filed with the Securities and Exchange Commission, and the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2025, which the Company intends to file with the Securities and Exchange Commission on or before May 15, 2025. The Company does not assume any obligation to update these forward-looking statements.

Contact:

Investor Relations:

Danilo D’Alessandro, Chief Financial Officer

(888) 287-9109 ext. 3

ir@clearpointneuro.com

CLEARPOINT NEURO, INC.

Consolidated Statements of Operations

(Unaudited)

(in thousands, except for share and per share data)

	For the Three Months Ended March 31,
	2025	2024
Revenue:
Product revenue	$5,291	$3,635
Service and other revenue	3,194	4,004
Total revenue	8,485	7,639
Cost of revenue	3,353	3,114
Gross profit	5,132	4,525
Research and development costs	3,379	2,625
Sales and marketing expenses	3,834	3,290
General and administrative expenses	4,082	2,826
Operating loss	(6,163)	(4,216)
Other income (expense):
Other income (expense), net	4	(26)
Interest income, net	151	111
Net loss before income taxes	(6,008)	(4,131)
Income tax expense	(18)	(15)
Net loss	$(6,026)	$(4,146)
Net loss per share attributable to common stockholders:
Basic and diluted	$(0.22)	$(0.16)
Weighted average shares outstanding:
Basic and diluted	27,718,918	25,452,096

CLEARPOINT NEURO, INC.

Consolidated Balance Sheets

(in thousands, except for share and per share data)

	March 31,
	2025	December 31,
	(Unaudited)	2024
ASSETS
Current assets:
Cash and cash equivalents	$12,387	$20,104
Accounts receivable, net	3,651	4,713
Inventory, net	6,582	6,863
Prepaid expenses and other current assets	1,594	1,683
Total current assets	24,214	33,363
Property and equipment, net	2,183	2,005
Operating lease, right-of-use assets	2,960	3,086
Software license inventory	107	103
Licensing rights	458	484
Other assets	148	148
Total assets	$30,070	$39,189

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,216	$1,340
Accrued compensation	1,944	4,885
Other accrued liabilities	1,510	1,450
Operating lease liabilities, current portion	578	557
Contract liabilities, current portion	1,618	2,121
Total current liabilities	6,866	10,353

Operating lease liabilities, net of current portion	2,860	3,011
Contract liabilities, net of current portion	357	436
Total liabilities	10,083	13,800
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 25,000,000 shares authorized; none issued and outstanding at March 31, 2025 and December 31, 2024	—	—
Common stock, $0.01 par value; 90,000,000 shares authorized at March 31, 2025 and December 31, 2024; 27,980,184 and 27,617,415 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively	280	276
Additional paid-in capital	217,103	216,483
Accumulated deficit	(197,396)	(191,370)
Total stockholders’ equity	19,987	25,389
Total liabilities and stockholders’ equity	$30,070	$39,189

CLEARPOINT NEURO, INC.

Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	For the Three Months Ended March 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(6,026)	$(4,146)
Adjustments to reconcile net loss to net cash flows from operating activities:
Allowance for credit losses (recoveries)	217	(146)
Depreciation and amortization	103	243
Share-based compensation	1,908	1,504
Amortization of debt issuance costs and original issue discounts	—	15
Amortization of lease right of use assets, net of accretion in lease liabilities	231	231
Increase (decrease) in cash resulting from changes in:
Accounts receivable	846	846
Inventory, net	78	53
Prepaid expenses and other current assets	168	165
Other assets	—	(39)
Accounts payable and accrued expenses	(2,882)	(931)
Lease liabilities	(234)	(171)
Contract liabilities	(581)	(1,464)
Net cash flows from operating activities	(6,172)	(3,840)
Cash flows from investing activities:
Purchases of property and equipment	(183)	—
Net cash flows from investing activities	(183)	—
Cash flows from financing activities:
Proceeds from public offering of common stock, net of offering costs	—	16,183
Payment of At-The-Market offering costs	(78)	—
Proceeds from stock option exercises	21	21
Payments for taxes related to net share settlement of equity awards	(1,305)	(151)
Net cash flows from financing activities	(1,362)	16,053
Net change in cash and cash equivalents	(7,717)	12,213
Cash and cash equivalents, beginning of period	20,104	23,140
Cash and cash equivalents, end of period	$12,387	$35,353
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for:
Income taxes	$—	$—
Interest	$—	$185